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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1998 in the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-23897) and related Prospectus of Arthur J. Gallagher & Co. and subsidiaries for the registration of 2,303,984 shares of its common stock.

  We also consent to the incorporation by reference therein of our report dated January 20, 1998 with respect to the consolidated financial statement schedule of Arthur J. Gallagher & Co. and subsidiaries for the years ended December 31, 1997, 1996 and 1995 included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Chicago, Illinois
March 19, 1998